EXHIBIT 1.2

                      MERRILL LYNCH, PIERCE, FENNER & SMITH
                                  INCORPORATED

               PREFERREDPLUS 7.30% TRUST CERTIFICATES SERIES BLS-1

                                 TERMS AGREEMENT


                                                                     May 4, 2001


To:      Merrill Lynch Depositor, Inc.
         World Financial Center
         North Tower
         New York, New York 10281
         Attention: Barry N. Finkelstein


Ladies and Gentlemen:

         We understand that Merrill Lynch Depositor, Inc., a Delaware corporation (the "Company"), proposes to issue and sell 2,876,600 PreferredPLUS 7.30% Trust Certificates Series BLS-1 at a $25 Stated Amount per Trust Certificate (the "Underwritten Securities").

         Subject to the terms and conditions set forth below and subject to the terms of the Purchase Agreement which are incorporated by reference herein, we offer to purchase the principal amount of Underwritten Securities at the purchase price set forth below.

         The Underwritten Securities shall have the following terms:


Title:  PreferredPLUS 7.30% Trust Certificates Series BLS-1

Ratings:  AA- from Standard & Poor's and Aa2 from Moody's

Amount: 2,876,600 Trust Certificates

Denominations:  $25 and integral multiples thereof

Currency of payment:  U.S. dollars

Distribution rate or formula: Holders of Trust Certificates will be entitled to distributions at 7.30% per annum through December 1, 2095, unless the Trust Certificates are called prior to such date.

Cut-off Date:  May 4, 2001

Distribution payment dates: June 1 and December 1, commencing June 1, 2001

Regular record dates: As long as the Underlying Securities are represented by one or more global certificated securities, the record day will be the close of business on the Business Day prior to the relevant distribution payment dates, unless a different record date is established for the Underlying Securities. If the Underlying Securities are no longer represented by one or more global certificated securities, the distribution payment date will be at least one Business Day prior to the relevant distribution payment dates.

Stated maturity date:  December 1, 2095

Sinking fund requirements:  None

Conversion provisions:  None

Listing requirements:  Listed on the New York Stock Exchange

Black-out provisions:  None

Fixed or Variable Price Offering: Fixed Price Offering

Purchase price:  $25 per Trust Certificate

Form:  Book-entry Trust Certificates with The Depository Trust Company, except in certain limited circumstances

Closing date and location:  May 4, 2001; Shearman & Sterling, 599 Lexington
                  Avenue, New York, New York

         Please accept this offer no later than 10:00 A.M. (New York City time) on May 4, 2001 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

                                    Very truly yours,

                                    MERRILL LYNCH, PIERCE, FENNER & SMITH
                                    INCORPORATED

                                    By /s/   Barry N. Finkelstein
                                      ------------------------------------------
                                              Authorized Signatory




Accepted:

MERRILL LYNCH DEPOSITOR, INC.


By /s/   Barry N. Finkelstein
  ----------------------------------
  Name:  Barry N. Finkelstein
  Title: President